EXHIBIT 4.9
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                               PROMISSORY NOTE A
                     IN REPLACEMENT OF REPLACEMENT NOTE #1


$28,370,074.56                       December 29, 2000
                                     (One of Two Notes Given
                                     In Replacement for Replacement Note #1,
                                     dated January 1, 1998)


      FOR VALUE RECEIVED, the undersigned, AMFAC/JMB HAWAII, L.L.C., (herein called "Borrower"), a Hawaii limited liability company, hereby promises to pay to FRED HARVEY TRANSPORTATION COMPANY, an Arizona corporation (the "Payee") the principal sum of TWENTY EIGHT MILLION THREE HUNDRED SEVENTY THOUSAND SEVENTY FOUR AND 56/100 DOLLARS ($28,370,074.56) on February 17, 2007 (the "Maturity Date"), or such earlier date on which this Note becomes due and payable, with interest (computed on the basis of a 365- (or, if applicable, 366-) day year) on the unpaid balance thereof at a PER ANNUM rate equal to the "Base Rate" as announced from time to time by Bank of Hawaii plus 2% PER ANNUM (changing as and when such Base Rate changes) from the original date of this Note, being January 1, 1998, payable on the 15th day of February, May, August and November in each year; provided, that the Payee may, at its option, defer all or a portion of the interest payable on any such date, but in no event shall such payment be deferred beyond the Maturity Date. Payee hereby agrees that, so long as there is no Event of Default which has occurred and is continuing, Payee shall defer Borrower's obligation to pay, and shall not demand payment of, any installment of interest under this Note that would otherwise become due and payable prior to December 31, 2006 (collectively, the "Deferred Interest"). Without limiting any of Payee's rights or remedies under the Note (or respecting the Security, or otherwise in the event of an Event of Default under the Note or this Agreement) all such Deferred Interest (including interest thereon) shall be due and payable on December 31, 2006, and, thereafter, installments of interest and principal shall continue to be payable as set forth in the Note. Any installment of interest under this Note that is deferred by the Payee on or after January 1, 1998, whether pursuant to the terms hereof or otherwise (including, without limitation, under the Prior Note (as defined below)), shall not be added to principal, but shall also bear interest from the due date of such installment through the date of payment at the Base Rate, plus 2% PER ANNUM and shall be compounded on each date that such interest would otherwise be payable were it not for the deferral permitted hereunder.

      Payments of principal and premium, if any, and of interest on this Note are to be made in lawful money of the United States of America at the principal office of the Payee in Chicago, Illinois.

      The unpaid principal amount of this Promissory Note may be prepaid in whole or in part at any time by the Borrower without premium, penalty or costs whatsoever, provided that all accrued and unpaid interest on the principal amount so prepaid is paid at such time. In addition, this Note shall be subject to mandatory prepayment in accordance with the provisions set forth below.

      THIS NOTE, TOGETHER WITH THAT CERTAIN PROMISSORY NOTE B IN REPLACEMENT OF REPLACEMENT NOTE #1 (THE "OTHER REPLACEMENT NOTE"), IS GIVEN IN SUBSTITUTION FOR, AND COLLECTIVELY WITH THE OTHER REPLACEMENT NOTE, AMENDS AND RESTATES, THAT CERTAIN REPLACEMENT NOTE #1 (THE "PRIOR NOTE"), DATED AS OF JANUARY 1, 1998, MADE BY AMFAC/JMB HAWAII, INC., A HAWAII CORPORATION, AS PREDECESSOR BY MERGER TO THE UNDERSIGNED, IN FAVOR OF PAYEE, AS AMENDED BY THAT CERTAIN NOTE MODIFICATION AGREEMENT, DATED AS OF DECEMBER 31, 1998. BORROWER FURTHER ACKNOWLEDGES THAT SUCH PRIOR NOTE, WHEN



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TAKEN TOGETHER WITH THAT CERTAIN REPLACEMENT NOTE #2 MADE BY BORROWER IN
FAVOR OF PAYEE, AS OF JANUARY 1, 1998, IN THE STATED PRINCIPAL AMOUNT OF $15,000,000 (WITH AN ORIGINAL OUTSTANDING BALANCE THEREUNDER OF $7,920,322.37), WAS MADE IN AMENDMENT, RESTATEMENT, DIVISION AND REPLACEMENT OF A CERTAIN NOTE, DATED FEBRUARY 17, 1997, MADE BY BORROWER IN FAVOR OF PAYEE IN THE ORIGINAL PRINCIPAL AMOUNT OF $104,759,324, AS FURTHER SET FORTH IN THAT CERTAIN NOTE SPLIT AGREEMENT, DATED AS OF JANUARY 1, 1998, BETWEEN BORROWER AND PAYEE. AS OF THE DATE OF THIS NOTE, THE OUTSTANDING PRINCIPAL BALANCE OF THE PRIOR NOTE WAS $96,429,402.90, AND THE ACCRUED AND UNPAID INTEREST UNDER THE PRIOR NOTE WAS $39,529,919.54 WHICH SHALL BE ALLOCATED AMONG THIS NOTE AND THE OTHER REPLACEMENT NOTE SUCH THAT THE AMOUNT OF ACCRUED AND UNPAID INTEREST UNDER THIS NOTE AS OF THE DATE HEREOF IS AS SET FORTH ON THE SCHEDULE ATTACHED TO THIS NOTE.

      This Note is guaranteed by separate Guarantees (the "Guarantees") made by various direct and indirect subsidiaries of Borrower (each a "Guarantor"), in accordance with a certain separate Guaranty of Payment made by each Guarantor in favor of Payee, executed on July 19, 1999 and effective as of the date of the Prior Note. Each such Guarantee has been ratified and affirmed by each Guarantor in accordance with that certain Ratification of Guarantees, of even date herewith, made by the Guarantors in favor of Payee and the holders of additional notes referred to therein. The Guarantees are secured by, among other things, mortgages on real property. Borrower hereby covenants and agrees that, from and after the date hereof, Borrower shall provide Payee with such additional security for the Note ("Additional Security") in such amount and in such form or forms as Payee shall deem acceptable, as Payee may request in Payee's sole and absolute discretion (provided that Borrower shall not be required to provide Additional Security that would violate any existing obligations of Borrower), and Borrower agrees to execute and deliver such documents as Payee may reasonably require in order to evidence and perfect Payee's security interest therein. Borrower and Payee acknowledge and agree that such Additional Security may be in the form of mortgages on real or personal property, pledges of interests in corporations, partnerships or limited liability companies or other securities, or pledges of other assets as may be identified by Borrower and Payee. In the event that Borrower fails to provide such Additional Security in a manner acceptable to Payee within thirty (30) days after Borrower requests same, Payee may thereafter declare all Principal and accrued Interest under this Note to be immediately due and payable, upon written notice to Borrower.

      If any of the following events ("Events of Default") occurs and is continuing:

      (a) Borrower fails to pay any principal hereon when the same shall become due and payable, or fails, within five days after the same becomes due and payable, to pay any interest hereon;

      (b) Borrower fails to make any payment in respect of any of Borrower's indebtedness for borrowed money having an aggregate principal amount of more than $1,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise, but subject to any applicable grace period) or fails to perform or observe any other condition or covenant, or any other event shall occur or condition shall exist, under any agreement or instrument relating to any such indebtedness for borrowed money (including, without limitation, under the Indenture (as defined below)), if the effect of such failure, event or condition is to cause such indebtedness to become due prior to its expressed maturity;

      (c) Borrower becomes insolvent or generally fails to pay, or admits in writing its inability to pay its debts as they become due; Borrower applies for a trustee, receiver or other custodian for it or a substantial part of its property; a trustee, receiver or other custodian is appointed for Borrower or for a substantial part of its property; or any bankruptcy, reorganization, debt arrangement, or other cause or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of Borrower;



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      (d)   A final judgment or order for the payment of money in excess of
$100,000 shall be rendered against Borrower or any of its subsidiaries and such judgment or order shall continue unsatisfied and unstayed for a period of 30 days;

      (e) The Borrower has received a notice of default by the Trustee (as defined below) under the Indenture (as defined below), which default is not cured by the expiration of any applicable cure period provided therefor in the Indenture, if the effect of such failure, event or condition is to cause such indebtedness to become due prior to its expressed maturity;

      (f) Holders of any COLA Units (as defined in the Indenture) or the Trustee have instituted suit or otherwise brought any action or claim against the Borrower or any of its affiliates respecting such COLA Units, which suit, action or claim has not been dismissed, discharged, settled or otherwise satisfied within sixty (60) days after the institution thereof, nor has Borrower obtained a third party bond reasonably acceptable to the Lender to cover the amount demanded by any such suit, action or claim; or,

      (g) A default of Borrower or any Guarantor has occurred and is continuing (beyond any applicable cure period set forth therein) under any document or instrument provided by Borrower or any Guarantor to Lender as security for this Note or any Guaranty.

then, in the case of any Event of Default under CLAUSES (c), (e) OR (f) above, all indebtedness evidenced by this Note and all interest hereon shall automatically be and become immediately due and payable, and in the case of any other Event of Default, the holder hereof may, by notice to Borrower, declare all indebtedness evidenced by this Note and all interest hereon to be forthwith due and payable, whereupon all indebtedness evidenced by this Note and all such interest will become and be forthwith due and payable, all without presentation, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower.

      Borrower and Payee acknowledge that Borrower's obligations hereunder constitute "Senior Indebtedness" for purposes of the Indenture, dated as of March 14, 1989, among Borrower, certain of Borrower's affiliates, and Bank One, N.A., as successor-in-interest to Continental Bank, National Association, as trustee (the "Trustee"), as the same may be amended, supplemented or otherwise modified from time to time (the "Indenture").

      Upon a sale of property which is collateral for this Note ("Sale Property"), Payee agrees to release its liens upon the Sale Property to the extent necessary to allow the Borrower or any Guarantor to effectuate the sale, provided there is no default or event of default under any note (including this Note) that constitutes Senior Indebtedness and is held by Payee or any of its affiliates, and the sale realizes the fair value of the Sale Property, as determined in the sole discretion of the holders of all such Senior Indebtedness (the "Senior Debtholders"). In the event of a sale or other disposition of Sale Property to which the Senior Debtholders have consented, for which the Senior Debtholders have released their liens, or which the Senior Debtholders have otherwise effectuated (whether or not the conditions of the first sentence of this paragraph have been met), the Borrower or such Guarantor, as applicable, shall be entitled to the proceeds of, or other consideration for, such sale or disposition in an amount sufficient for the Borrower and such Guarantor to (i) pay any expenses associated with the sale or disposition (including a reasonable estimate of the anticipated cash amounts that will be payable under any then-existing tax agreement between any Senior Debtholder and Borrower respecting such sale), and (ii) satisfy their anticipated cash needs for the 12 month period after the date of such sale or disposition, taking into account cash on hand and reasonably expected receipts and expenditures from all sources, with due consideration for (i) the probability and uncertainty of receipts and the impact upon the Borrower and such Guarantor






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if any such expected receipts are not received as and when reasonably anticipated, and (ii) the probability of expenditures beyond those reasonably expected and the impact upon the Borrower and such Guarantor if any such additional expenditures must be incurred or any expected expenditures must be incurred prior to the time reasonably expected. The AHI Group agrees that Payee shall be entitled to all other proceeds of any such sales or dispositions within five (5) days of demand therefor.

      Notwithstanding anything in this Note to the contrary, this Note is subject to the terms of that certain Restructuring Agreement, dated as of December 29, 2000, by and among, Borrower, Payee, each Guarantor and certain of their respective affiliates.

      Notwithstanding anything to the contrary contained in this Note, no director, officer or employee of the Borrower shall have any personal liability of any kind or nature directly or indirectly in connection with this Note.

      This Note shall be governed by and construed in accordance with the laws of the State of Illinois applicable to contracts made and to be wholly performed in said State, including, but not limited to, the legality of interest rate.


                               AMFAC/JMB HAWAII, L.L.C.
                               a Hawaii limited liability company



                               By:
                                     ------------------------------
                                     Title:  Manager






































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                                  SCHEDULE 1
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      Attached to Promissory Note A in Replacement of Replacement Note #1
(original note dated January 1, 1998) of Amfac/JMB Hawaii, L.L.C., payable to the order of Fred Harvey Transportation Company.



                              PRINCIPAL PAYMENTS
                              ------------------

             Amount of        Unpaid
             Principal       Interest          Unpaid
             Advanced       as of date        Principal       Notation
Date         (Repaid)       specified)         Balance         Made by
----        ----------      ----------       ----------      ----------

12/29/00                  $11,629,925.44   $28,370,074.56